NEWS RELEASE

For More Information Contact:
Frank B. O’Neil
Sr. Vice President, Corporate Communications & Investor Relations
800-282-6242 • 205-877-4461 • foneil@ProAssurance.com

ProAssurance Reports Results for the First Quarter of 2011

BIRMINGHAM, AL – (PRNewswire) – May 4, 2011 – ProAssurance Corporation (NYSE: PRA) reported today that Operating Income was $45 million or $1.46 per diluted share for the first quarter of 2011. Net Income for the period was $48 million or $1.55 per diluted share.

Book Value per Share was $61.64 at the end of the first quarter, a 2% increase since year end 2010. Shareholders’ Equity also increased 2% in the quarter.

Unaudited Consolidated Financial Summary (in thousands, except per share data)
	Three Months Ended March 31,
	2011	2010
Gross Premiums Written	$160,813	$157,178
Net Premiums Written	$149,883	$145,222
Net Premiums Earned	$132,077	$123,427
Net Investment Income	$36,161	$37,628
Equity in Earnings (Loss) of Unconsolidated Subsidiaries	$(1,364)	$2,986
Net Investment Result	$34,797	$40,614
Net Realized Investment Gains (Losses)	$4,124	$(2,404)
Total Revenues	$173,585	$163,958
Guaranty Fund Assessments (Recoupments)	$(43)	$(134)
Interest Expense	$795	$813
Total Expenses	$106,927	$110,717
Tax Expense	$18,965	$15,129
Net Income	$47,693	$38,112
Operating Income	$44,984	$39,588
Net Cash Provided by Operating Activities	$24,861	$47,776

Earnings per Share
	Three Months Ended March 31,
	2011	2010
Weighted average number of common shares outstanding
Basic	30,615,860	32,447,182
Diluted	30,852,944	32,764,095
Operating Income per share (Basic)	$1.47	$1.22
Operating Income per share (Diluted)	$1.46	$1.21
Net Income per share (Basic)	$1.56	$1.17
Net Income per share (Diluted)	$1.55	$1.16

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Non-GAAP Financial Measures
Operating Income is a “Non-GAAP” financial measure that is widely used in our industry to evaluate the performance of underwriting operations. Operating Income excludes the after-tax effects of net realized gains or losses and guaranty fund assessments or recoupments and debt retirement loss. We believe it presents a useful view of the performance of our insurance operations. While we believe disclosure of certain Non-GAAP information is appropriate, you should not consider this information without also considering the information we present in accordance with GAAP, which includes the effect of net realized gains or losses and guaranty fund assessments or recoupments incurred during the periods presented below. The following table reconciles Net Income to Operating Income.

Reconciliation of Net Income to Operating Income (in thousands, except per share data)
	Three Months Ended March 31,
	2011	2010
Net Income	$47,693	$38,112
Items Excluded in the Calculation of Operating Income:
Net Realized Investment (Gains) Losses	$(4,124)	$2,404
Guaranty Fund (Recoupments) Assessments	$(43)	$(134)
Pre-Tax Effect of Exclusions	$(4,167)	$2,270
Tax Effect at 35%	$1,458	$(794)
Operating Income	$44,984	$39,588
Per Diluted Common Share:
Net Income	$1.55	$1.16
Effect of Adjustments	$(0.09)	$0.05
Operating Income Per Diluted Common Share	$1.46	$1.21

Key Ratios
	Three Months Ended March 31,
	2011	2010
Current Accident Year Loss Ratio	83.6%	84.0%
Effect of Prior Accident Year Reserve Development	(30.3%)	(20.2%)
Net Loss Ratio	53.3%	63.8%
Expense Ratio	25.9%	24.6%
Combined Ratio	79.2%	88.4%
Operating Ratio	51.8%	57.9%
Return on Equity	10.2%	8.8%

We calculate Return on Equity by dividing annualized Net Income for the period by the average of beginning and ending Shareholders’ Equity. This annualized number is not necessarily indicative of our ultimate Return on Equity for the full year.

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Management Commentary
“We continue to produce solid results by executing a disciplined strategy that has increased the value we deliver to our shareholders and enhanced the security we provide to our policyholders,” said W. Stancil Starnes, the Chairman and Chief Executive Officer of ProAssurance. He added, “The changing landscape of healthcare, and the evolving needs of the people and institutions delivering that care, demand a company such as ProAssurance—a company that combines financial strength, unrivaled expertise in claims handling, skilled underwriting, innovative risk management and the unmatched customer promise of Treated Fairly.”

Business Detail

Gross Written Premium was $161 million in the first quarter of 2011, a 2% increase over the first quarter of 2010. Our acquisition of American Physicians Services (APS) added $20 million to our Gross Written Premium in the first quarter, which more than offset a $17 million decline in our non-APS business.

Net Earned Premium in the first quarter of 2011 was $132 million, including $14 million from APS. This is a 7% increase over the $123 million in Net Earned Premium in first quarter 2010.

Retention in our medical professional liability physician book (including APS) was 90% in the first quarter, compared to 89% in the first quarter of 2010. We calculate retention by comparing expiring premium on renewed risks against total expiring premium.

Average renewal pricing on our medical professional liability book (including APS) was 4% lower than expiring premium during the first quarter of 2011. This compares to a 1% average decrease over expiring premium in first quarter 2010.

Loss severity trends continue to develop favorably compared to our previous expectations. We had $40 million of net favorable loss reserve development in the first quarter of 2011, $5 million of which came from the APS book of business. This compares to $25 million of favorable development in the first quarter of 2010.

Investment Commentary

Our net investment result (Net Investment Income, plus net income from our investment in unconsolidated subsidiaries) for the first quarter of 2011 was $35 million compared to $41 million for year-ago period, a 14% decrease. Net Investment Income was $1.5 million lower in the first quarter of 2011 than the same period in 2010, principally due to lower yields in our fixed income portfolio. The $1.4 million loss attributable to Equity in Unconsolidated Subsidiaries is primarily the result of a $1.1 million amortization of tax credits we purchased in 2010. While the tax credits reduce our net investment result, they favorably reduced our tax liability by $1.3 million in the quarter.

The CUSIP-level disclosure of our investment holdings as of March 31, 2011 is available under Supplemental Investor Information in the Investor Relations section of our website, www.ProAssurance.com.

Capital Management

We purchased 258,821 shares of our common stock during the first quarter of 2011, at a cost of $15 million. We have approximately $194 million left in the authorization granted by our Board in November 2010. We have purchased 6.0 million shares of our stock since 2005, at a cost of $316 million.

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Balance Sheet Highlights
	March 31, 2011	December 31, 2010
Shareholders’ Equity	$1,884,740	$1,855,863
Total Investments	$4,007,609	$3,990,431
Total Assets	$4,905,179	$4,875,056
Policy Liabilities	$2,794,465	$2,781,830
Accumulated Other Comprehensive Income (Loss)	$74,833	$79,124
Goodwill	$161,453	$161,453
Book Value per Share	$61.64	$60.35

Credit Facility

We entered into a revolving credit facility in April, 2011, which allows us to borrow up to $150 million from a consortium of five banks. This credit facility allows us to borrow funds on a secured or unsecured basis at an interest rate determined by our financial ratings at the time of borrowing. The credit facility will remain in place for three years. We have not yet borrowed any money from the facility.

About ProAssurance
ProAssurance Corporation is the nation’s largest independently traded specialty writer of medical professional liability insurance. ProAssurance is recognized as one of the top performing insurance companies in America by virtue of our inclusion in the Ward’s 50 for the past four years. ProAssurance is rated “A” (Strong) by Fitch Ratings; ProAssurance Group is rated “A” (Excellent) by A.M. Best.

Conference Call Information
Live: Thursday, May 5, 2011, 10:00 am et. Investors may dial (888) 329-8903 (toll free) or (719) 457-2662. The call will also be webcast on our website, www.ProAssurance.com, and on StreetEvents.com.

Replay: By telephone, through June 3, 2011 at (888) 203-1112 or (719) 457-0820, using access code 9923265. The replay will also be available through June 30, 2011 on our website, www.ProAssurance.com, and on StreetEvents.com.

Podcast: A replay, and other information about ProAssurance, is available on a free subscription basis through a link on the ProAssurance website or through Apple’s iTunes.

Caution Regarding Forward-Looking Statements
Statements in this news release that are not historical fact or that convey our view of future business, events or trends are specifically identified as forward-looking statements. Forward-looking statements are based upon our estimates and anticipation of future events and highlight certain risks and uncertainties that could cause actual results to vary materially from our expected results. We expressly claim the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, for any forward-looking statements in this news release. Forward-looking statements represent our outlook only as of the date of this news release. Except as required by law or regulation, we do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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Forward-looking statements are generally identified by words such as, but not limited to, “anticipate,” “believe,” “estimate,” “expect,” “hope,” “hopeful,” “intend,” “may,” “optimistic,” “potential,” “preliminary,” “project,” “should,” “will,” and other analogous expressions. When we address topics such as liquidity and capital requirements, the value of our investments, return on equity, financial ratios, net income, premiums, losses and loss reserves, premium rates and retention of current business, competition and market conditions, the expansion of product lines, the development or acquisition of business in new geographical areas, the availability of acceptable reinsurance, actions by regulators and rating agencies, court actions, legislative actions, payment or performance of obligations under indebtedness, payment of dividends, and other similar matters, we are making forward-looking statements.

the expected benefits from completed and proposed acquisitions may not be achieved or may be delayed longer than expected due to business disruption, loss of customers and employees, increased operating costs or inability to achieve cost savings, and assumption of greater than expected liabilities, among other reasons;

general economic conditions, either nationally or in our market areas, that are different than anticipated;

regulatory, legislative and judicial actions or decisions that could affect our business plans or operations;

the enactment or repeal of tort reforms;

formation or dissolution of state-sponsored medical professional liability insurance entities that could remove or add sizable groups of physicians from the private insurance market;

the impact of deflation or inflation;

changes in the interest rate environment;

the effect that changes in laws or government regulations affecting the U.S. economy or financial institutions may have on the U.S. economy and our business;

performance of financial markets affecting the fair value of our investments or making it difficult to determine the value of our investments;

changes in accounting policies and practices that may be adopted by our regulatory agencies and the Financial Accounting Standards Board, the Securities and Exchange Commission, or the Public Company Accounting Oversight Board;

changes in laws or government regulations affecting medical professional liability insurance or the financial community;

the effects of changes in the health care delivery system, including, but not limited to, the Patient Protection and Affordable Care Act;

uncertainties inherent in the estimate of loss and loss adjustment expense reserves and reinsurance, and changes in the availability, cost, quality, or collectability of insurance/reinsurance;

the results of litigation, including pre- or post-trial motions, trials and/or appeals we undertake;

an allegation of bad faith which may arise from our handling of any particular claim, including failure to settle;

loss of independent agents;

changes in our organization, compensation and benefit plans;

our ability to retain and recruit senior management;

our ability to purchase reinsurance and collect recoveries from our reinsurers;

assessments from guaranty funds;

our ability to achieve continued growth through expansion into other states or through acquisitions or business combinations;
changes to the ratings assigned by rating agencies to our insurance subsidiaries, individually or as a group; and
insurance market conditions may alter the effectiveness of our current business strategy and affect our revenues.

Additional risk factors that may cause outcomes that differ from our expectations or projections are described in various documents filed by ProAssurance Corporation with the Securities and Exchange Commission, such as current reports on Form 8-K, and regular reports on Forms 10-Q and 10-K, particularly in “Item 1A, Risk Factors.”

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